                                                               Exhibit 10.10

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks ("*****"), and the omitted text has been filed separately with the Securities and Exchange Commission.


                          CENTRAL SERVICES SYSTEM (NSC)
                  SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT



      This Agreement is made the 5th day of June 1997, by and between SBF Bourse de Paris, a corporation organized and existing under the laws of the Republic of France with a stated capital of 654.925.600 French Francs and having its principal office 39, rue Cambon 75001 Paris, France, duly represented by its Chairman and Chief Executive Officer, Mr. Jean-Francois Theodore ("SBF") and THE CHICAGO MERCANTILE EXCHANGE, a not for profit corporation organized under the laws of the State of Illinois and having its principal office situated at 30 South Wacker Drive, Chicago, Illinois, U.S.A., duly represented by its Chairman of the Board, Mr. John F. Sandner, and its Chairman Emeritus, Mr. Leo Melamed ("CME").


                                    RECITALS:

      WHEREAS, SBF has developed, owns, operates in France and distributes a computerized trading system known as "NSC"; and has also developed a Front End Software known as "FRONTAL", a Ticker Plant Software known as "RLC", a Real-Time Index Calculator Software known as "PFI" and a Market Surveillance Stock Watch and Administration Software known as "OSCAR" and a Monitoring and Control tool known as "CABINE"; and NSC, FRONTAL, RLC, X-DIFF, PFI, OSCAR and CABINE are herein referred to collectively as the "Central Services Systems" and are described in Exhibit 6 hereto.

      WHEREAS, in conjunction with the Central Services Systems, GL Consultants SA ("GL"), a subsidiary of SBF, provides Trading Workstation Softwares developed and owned by GL, known as "GL WIN," "SLE" and "SLC"; and GL WIN, SLE and SLC are herein referred to collectively as the "Client Services Systems".

      WHEREAS, CME, together with THE NEW YORK MERCANTILE EXCHANGE ("NYMEX"), has developed a computerized clearing system known as the "Clearing 21 System" which they jointly own and separately operate for their respective markets in the United States ("Clearing 21").

      WHEREAS, the Marche a Terme International de France, a French corporation organized and existing under the laws of France ("MATIF"), has decided to use the

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Central Services Systems and the Client Services Systems in replacement of the GLOBEX System, a trading system presently used by MATIF and CME, at the expiration of the term of the GLOBEX Agreement; and consequently, SBF and GL, in cooperation with MATIF, have been developing for that purpose an additional set of software in accordance with the specifications described in
Exhibit 2 hereto to be integrated in the Central Services Systems and the Client Services Systems.

      WHEREAS, CME has also decided to replace the GLOBEX System with the Central Services Systems and the Client Services Systems as modified in accordance with the requirements of MATIF and including certain specific modifications required by CME; and CME is therefore interested in acquiring from SBF a license to use the Central Services Systems as modified pursuant to the terms of this Agreement and acquiring from GL a license to use the Client Services Systems as modified pursuant to the terms of a separate agreement between CME and GL.

      WHEREAS, SBF is willing to grant CME the license to use the Central Services Systems, as modified, subject to the terms and conditions contained herein.

      WHEREAS, SBF is also interested in acquiring from CME a license to use Clearing 21 and CME has executed this day a license agreement with SBF granting SBF the right to use and modify Clearing 21.

      NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements herein expressed, the parties hereto agree as follows:

                         ARTICLE 1 - INTERPRETATION

      1.1   DEFINITIONS.

      In this Agreement (including the Recitals), unless the context otherwise requires:

            (a) "Acceptance Test" means the approval process, jointly carried out in Paris by SBF and CME, of the Modified Software in accordance with the Test Scripts, which shall be carried out within such time as may be mutually agreed between SBF and CME but which in no event shall exceed 90 days.

            (b) "Agreement" means this Agreement entitled "Central Services System (NSC) Software License and Development Agreement" and includes any Exhibits attached to this Agreement.

            (c) "Approved Exchanges" means exchanges or clearing organizations with which CME has, during the term hereof, Cooperation Agreements and any other exchanges or clearing organizations approved by SBF, which approval shall not be unreasonably withheld.

            (d) "Authorized Users" means the CME, its member organizations and all other Persons duly authorized to trade on the CME, including, without limitation, any member organizations or members of Approved Exchanges that

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CME has so authorized, solely in connection with their trading activity on the CME in accordance with and defined by the By-laws of the CME.

            (e) "Certificate of Acceptance" means the written notification issued by CME to SBF of CME's final determination that the Modified Software is in compliance with the Specifications Documents.

            (f) "Change Control Item" means any functionality requested by CME that is not included in the original first version of the Specifications Documents.

            (g) "CME Enhancements" means the software, in object and source code format, developed by the CME or its contractors as a modification of or enhancement to the Modified Software or Licensed Materials, as well as all user or technical documentation related to such software or documentation.

            (h) "Common Software" means the New York Stock Exchange proprietary software used as a utility to develop and operate the Central Services Systems.

            (i) "Confidential Information" means information which is not within the public domain and: (1) in which a party hereto has a proprietary interest, or which such party wishes to protect and to maintain or have maintained in confidence; or (2) which a party hereto has a legal or contractual duty to protect and to maintain or have maintained in confidence.

            (j) "Cooperation Agreements" means mutual offset, cross-margining or other linkage arrangements whereby cross-exchange trading privileges are granted between the members and member organizations of the parties to such arrangements but which do not involve engaging in service bureau activities.

            (k)   "Delivery Date" shall have the meaning set forth in Section
4.1 hereof.

            (l)   "Effective Date" means the date first written above.

            (m) "Final Cutover Date" means the date, set forth in the Project Plan, on which CME intends to cutover from the GLOBEX System to the electronic trading system based on the Licensed Software.

            (n) "General Know-How" means all ideas, inventions, procedures, processes, methods of operation, concepts, principles, discoveries, and other intangible information of a general nature that become a part of the expertise of skilled computer professionals in the course of performing computer software development work.

            (o) "Licensed Materials" means the English language versions of the User Guide and of such technical documentation presently used by the SBF for use with the Central Services Systems, whether any of the foregoing is in paper or electronic form, and shall also include any updates to the User Guide and technical documentation necessitated by any modifications to the Central Services Systems.

            (p) "Licensed Software" means the Central Services Systems consisting of the software modules described in Exhibit 6, licensed by SBF pursuant to this Agreement and includes the Modifications, the CME Enhancements and enhancements thereto as may, from time to time, be made available to the CME pursuant to the terms of this Agreement.

            (q) "Man/Day" means a work day of 8 hours.

            (r) "Modifications" means the adaptations to the Central Services Systems required by the CME to be made by SBF or its subcontractors as described in the Specifications Documents.

            (s) "Modified Software" means the Central Services Systems, including the Modifications.

            (t) "Person" includes an individual, corporation, partnership, trustee, trust, regulatory body or agency, government or governmental authority or entity (however designated or constituted) and any unincorporated organization.

            (u) "Project Plan" means the document entitled "Project Plan," as the same shall be amended from time to time by mutual agreement of the parties, and incorporated into the SBF/GL Proposal attached as Exhibit 1.

            (v) "Requirements Documents" shall mean CME system requirements for the Modified Software, as described in the document entitled the "GLOBEX II Requirements Document" and attached hereto as provided in Section 3.2 hereof, as the same shall be amended from time to time by mutual agreement of the parties, and incorporated into the SBF/GL Proposal attached as Exhibit 1.

            (w) "SBF/GL Proposal" shall mean the proposal submitted by SBF to CME dated June 30, 1997 and to be attached hereto as Exhibit 1.

            (x) "Specifications Documents" means the document attached hereto as Exhibit 2 which describes the Modifications required by CME to the Central Services Systems and the Client Service Systems.

            (y) "Steering Committee" shall mean the Committee charged with the responsibility of carrying out the Project Plan, comprised of a representative of CME (Donald Serpico), MATIF (Francois-Guy Hamonic),
SBF (Dominique Brutin) and GL (Pierre Gatignol). CME, MATIF, SBF and GL may each replace their designated representative by providing written notice thereof to each of the entities listed above.

            (z) "Syntec Index" shall mean the index published by the Federation SYNTEC - 3, rue Leon Bonnat - 75016 Paris.

            (aa) "Test Scripts" means the testing procedures prepared by CME and approved by SBF to verify that the Modified Software meets the functionalities described in the Specifications Documents.

            (bb) "User Guide" means a written description of the functions of the Modified Software provided to CME by SBF, in such form as is reasonably required to enable competent information systems personnel to operate the Modified Software.

      1.2   REFERENCES.

      Unless something in the subject matter or context is inconsistent with the resulting interpretation, all references to Sections, Paragraphs, Articles and Exhibits are to Sections, Paragraphs, Articles and Exhibits of this Agreement. The words "hereto," "herein," "of this Agreement," "under this Agreement" and similar expressions mean and refer to this Agreement.

      1.3   EXHIBITS.

      The Exhibits forming part of this Agreement are as follows:

      Exhibit 1 - SBF/GL Proposal
      Exhibit 2 - Specifications Documents
      Exhibit 3 - Description of Hardware Configuration
      Exhibit 4 - Clearing 21 Software License and Development Agreement
      Exhibit 5 - List of Restricted Persons
      Exhibit 6 - Description of the Central Services System

      1.4   HEADINGS AND TABLE OF CONTENTS.

      The inclusion of headings in this Agreement is for the convenience of reference only and does not affect the construction or interpretation of this Agreement.

                   ARTICLE 2 - LICENSE AND PROPRIETARY RIGHTS

      2.1   GENERAL GRANT.

      Subject to the terms and conditions of this Agreement, from the date of this Agreement, SBF grants to the CME and the CME accepts, a non-exclusive and non-transferable license to: (a) use the Licensed Software (including the source and object codes) and the Licensed Materials for the trading of: (i) CME listed products and for the trading of the products of Approved Exchanges, by Authorized Users; (ii) U.S. Dollar denominated repurchase agreements involving non-European sovereign debt obligations and (iii) such other products not covered by Subsections (i) or (ii) above which CME and SBF may mutually agree upon, in writing, subsequent to the Effective Date hereof; and (b) to modify and enhance the Licensed Software. The uses permitted by Subsections (a) and (b) above shall be at the locations selected from time to time by the CME and on the hardware configuration designated by the SBF. The Licenses granted by SBF to CME hereunder shall include the right to permit the operation of the Licensed Software and the

Licensed Materials by P.M.T. Limited Partnership (an Illinois limited partnership in which CME is the general partner and CME's members and clearing member firms are limited partners). The CME shall provide SBF with written notice of the locations and of the designated hardware configuration used by the CME to operate the Licensed Software. Following the 90 day warranty period described in Article 6, CME may modify the hardware configuration.

      2.2   RESTRICTIONS ON USE.

      CME shall not use the Licensed Software and the Licensed Materials:
***** The foregoing restrictions shall not apply to any Common Software incorporated into the Licensed Software for which CME has obtained a separate license. In the event that CME incorporates any portion of the Licensed Software into other systems or programs owned or operated by CME, *****.

      2.3   PROPRIETARY RIGHTS.

      Except for the licenses granted pursuant to Section 2.1 hereof, CME shall have no proprietary rights to or interest in the Licensed Software and the Licensed Materials and acknowledges that the Licensed Software, the Licensed Materials and the CME Enhancements remain the ownership of SBF and are protected in particular by the laws on intellectual property (i.e. French law number 92-597 of July 1, 1992 and law number 94-361 of May 10, 1994 as well as regulations and directives of the European Union on the protection of software programs).

      2.4   INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

      CME shall inform SBF of any infringements to the Licensed Software and the Licensed Materials as soon as it becomes aware of such infringements and agrees to provide all relevant information, of which CME has actual knowledge, to SBF so that SBF can protect such rights.

      2.5   USE OF THE GLOBEX TRADEMARK.

      SBF acknowledges and agrees that CME intends to use the GLOBEX Trademark in conjunction with CME's operation of the electronic trading system based on the Licensed Software.

                ARTICLE 3 - MODIFICATIONS, ACCEPTANCE AND DELIVERY

      3.1   SBF/GL PROPOSAL.

      SBF and GL shall develop and provide to CME, by no later than June 30, 1997, a final proposal containing the final Specifications Documents, the final Delivery Dates and the fixed price sums for the Modifications to be made by SBF and GL.

      3.2   REQUIREMENTS AND SPECIFICATIONS DOCUMENTS.

      CME has developed and provided to SBF, Requirements Documents that SBF shall use in connection with its development of the Specifications Documents in accordance with the SBF/GL Proposal. The parties acknowledge and agree that the Requirements Documents represent only an expression of the system requirements of the CME on the Effective Date hereof and that these requirements shall be definitively described by CME and SBF in the Specifications Documents to be attached hereto. Using the Requirements Documents, SBF shall prepare and deliver to CME for its review and approval, detailed Specifications Documents for the Modifications. Delivery of the Specifications Documents shall be within the time specified in Section 3.1 hereof. CME shall have 10 days from receipt of such delivery to either approve or reject the Specifications Documents. Upon acceptance, the Specifications Documents shall be attached as Exhibit 2 and shall supersede the Requirements Documents in all respects. In the event that CME and SBF are unable to agree, after negotiating in good faith for not less than 30 days, on the final terms of the Specifications Documents, the Steering Committee shall resolve any disagreements. CME shall cooperate with SBF in order to write or amend the Specifications Documents. A specialist of CME shall assist the SBF staff in Paris with the preparation, and amendment, if any, of the Specifications Documents.

      3.3   CHANGE CONTROL.

      Any Change Control Item may only be made and implemented in accordance with the following change control procedures. Unless other payment terms are mutually agreed to between SBF and CME, and reflected in an amendment to the Project Plan, CME shall compensate SBF in accordance with Section 4.2 hereof. SBF shall not commence work on, nor shall CME be obligated to make any payment to SBF for, any Change Control Item until the scheduled delivery date for such item is agreed to by SBF and CME and set forth in a validly executed written amendment to the Project Plan. Any Change Control Items that are implemented other than in conformity herewith shall not entitle SBF to any additional compensation hereunder, nor shall it affect the Delivery Dates or other aspects of the Project Plan. If the parties mutually agree that SBF shall prepare specifications for any Change Control Item, CME shall have 10 days from receipt thereof to either approve or reject such Specifications. Upon acceptance thereof by CME, the Specifications Documents shall be amended.

      3.4   DEVELOPMENT SCHEDULE.

      Upon completion of the Specifications Documents as provided for in Section
3.1 hereof, SBF and CME shall agree upon a development schedule, setting forth the deadlines for completion of the Modifications. In the event that CME and SBF are unable to agree, after negotiating in good faith for not less than 30 days, on the development schedule, the Steering Committee shall resolve any disagreements.

      3.5   MODIFIED SOFTWARE ACCEPTANCE.

      SBF shall give written notice to CME of completion of the Modifications. Within 10 days of such notice, SBF and CME shall jointly initiate in Paris, France, the Modified Software Acceptance Test in accordance with the Test Scripts and on the hardware configuration described in Exhibit 3.

      If the Modified Software passes the Acceptance Test, SBF shall notify CME in writing of the successful completion of the Acceptance Test and CME shall sign a Certificate of Acceptance. Alternatively, if good cause exists for so doing, CME shall notify SBF, in writing, that successful completion of the Acceptance Test has not been achieved and stating in detail its reasons therefor. In such event, SBF shall promptly take appropriate corrective action and shall issue to CME a second notice of completion. SBF and CME shall conduct another Acceptance Test. SBF and CME shall repeat such procedures until such time as the Modified Software passes the Acceptance Test. SBF and CME agree that time is of the essence in this Agreement and that the Modified Software shall pass the final Acceptance Test by no later than May 31, 1998. In the event that the failure to pass any Acceptance Test will, or threatens to, delay the Final Cutover Date, SBF agrees, at its sole expense, to devote such additional resources as may be necessary in order to permit CME to cutover to the electronic trading system based on the Modified Software on the Final Cutover Date.

      The Certificate of Acceptance shall not be unreasonably withheld. In the event that CME does not deliver to SBF the Certificate of Acceptance referred to above or the written notice referred to above within 15 days after the notification by SBF to CME of successful completion of the Acceptance Test, the completion shall for all purpose be conclusively presumed to have occurred and CME shall be deemed for all purposes to have executed and delivered the Certificate of Acceptance.

      3.6   PROFESSIONAL SERVICES.

      SBF agrees to provide CME with technical support, integration services, training and implementation services at the per Man/Day rate set forth in
Section 4.2 hereof, upon mutual agreement between SBF and CME.

                      ARTICLE 4 - DELIVERABLES AND PAYMENTS

      4.1   DELIVERY OF THE MODIFIED SOFTWARE.

      Within 5 days from the delivery by CME to SBF of the Certificate of Acceptance, SBF will deliver to CME one copy of the Modified Software as well as one copy of the Licensed Materials (the "Delivery Date").

      4.2   PAYMENT TERMS.

      In consideration of the license of the Licensed Software and the Licensed Materials granted herein, and in further consideration of the Modifications to be made by SBF on behalf of CME, CME: (a) has granted to SBF, on the date hereof, a license to use and modify Clearing 21 under the terms and conditions set forth in the software license agreement attached hereto as Exhibit 4; and
(b) until such time as SBF and CME have agreed upon the final Specifications Documents, the final Delivery Dates and the fixed price sums for such Modifications, CME shall pay SBF to make the Modifications at the rate of ***** per Man/Day, as set forth in the SBF/GL Proposal. This rate may be adjusted by SBF on the annual anniversary of the Effective Date hereof by *****. Upon mutual agreement regarding the foregoing, the Project Plan shall be amended in a writing signed by both parties indicating agreement on "fixed price sums" and CME shall thereafter pay SBF for the remaining work on the Modifications pursuant to the amended Project Plan. The parties agree that the payment schedule for fixed price sums shall be as follows: ***** upon reaching final agreement on the Specifications Documents as provided in Section 3.2 hereof, ***** upon delivery of the Modified Software, ***** upon delivery of the Certificate of Acceptance as provided in Section 3.5 hereof, and ***** upon expiration of the 90 day warranty period following the actual Final Cutover Date. All fixed price sums shall include any applicable out-of-pocket expenses to be incurred by SBF in connection with such Modifications, including, without limitation, hotel, transportation and meals.

      For work performed on a time and materials basis, including, without limitation, Professional Services rendered pursuant to Section 3.6 hereof, CME shall be invoiced monthly for the Man/Days of work performed by SBF during the prior month and any reasonable out-of-pocket expenses incurred by SBF in connection with such work, including, without limitation, hotel, transportation and meals. CME shall pay SBF no later than 15 days from the date of receipt of the invoice.

      4.3   TAXES.

      All amounts payable to SBF are exclusive of, and will be paid without deduction for, all taxes, levies, or similar governmental charges, however designated, which may be assessed by any jurisdiction based on gross revenue. Except for corporate income tax imposed on SBF or other taxes, fees or duties associated to this Agreement imposed by the Republic of France, CME will pay all taxes including any related penalties and interest or late charges, levies, or similar governmental charges or provide SBF with a certificate of exemption acceptable to the appropriate taxing authority. SBF agrees to provide CME with such forms or documents as may be reasonably requested by CME from time to time to certify exemption from withholding of income tax.
The obligations under this Article shall survive the completion, expiration or termination of this Agreement.

           ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE PARTIES

      5.1   REPRESENTATIONS AND WARRANTIES OF SBF.

      SBF represents and warrants to CME as follows and acknowledges that the CME is relying on the following representations and warranties in connection with the transactions contemplated hereby:

            (a) SBF has the corporate power and the capacity to enter into and to perform its obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by SBF and is a valid and binding obligation of SBF, enforceable in accordance with its terms;

            (b) at the time of delivery of the Modified Software and Licensed Materials, SBF will be the owner of the Licensed Software and Licensed Materials, with the right to grant the rights to the CME as provided for in this Agreement;

            (c) neither the entering into of this Agreement, nor the performance by SBF of any of its obligations under this Agreement will contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of SBF or under any mortgage, lease, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which SBF is a party or by which SBF may be bound;

            (d) no authorization, consent or approval of, or filing with or notice to, any court or other Person is required in connection with the execution, delivery or performance of this Agreement by SBF; and

            (e) the source code for the Modified Software does not contain any passwords or other devices that would prevent or prohibit use of the source code.

      5.2   REPRESENTATIONS AND WARRANTIES OF THE CME.

      CME represents and warrants to SBF as follows and acknowledges that SBF is relying on the following representations and warranties in connection with the transactions contemplated hereby:

            (a) CME has the corporate power and the capacity to enter into, and to perform its obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by CME and is a valid and binding obligation of CME, enforceable in accordance with its terms;

            (b) neither the entering into of this Agreement, nor the performance by CME of any of its obligations under this Agreement will contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of CME or under any mortgage, lease, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which CME is a party or by which CME may be bound;

            (c) no authorization, consent or approval of, or filing with or notice to, any court or other Person is required in connection with the execution, delivery or performance of this Agreement by CME; and

            (d) CME acknowledges that the Modified Software is designed to be used with other software programs and CME agrees that it is solely responsible for obtaining and complying with all licenses to use such other programs from the relevant owners or licensors thereof including, without limiting the generality of the foregoing, the Common Software. CME shall be fully liable for any claims arising as a result of its failure to obtain or comply with such licenses.

                     ARTICLE 6 - PRODUCT WARRANTIES

      During the 90 day period following the actual Final Cutover Date (I.E., the date on which CME begins using the Licensed Software in a production environment), SBF warrants to CME that it will cure, at its own expense, any defects or malfunctions in the Modified Software such that the Modified Software will operate in conformity to the Specifications Documents.

      If the media on which the Modified Software is delivered is found to be defective during a period of 90 days following the Delivery Date, SBF will replace the copy of the Modified Software on request by the CME.

      The liability of SBF under the above warranty is limited to the replacement by the SBF of the defective copy of the Modified Software and does not include liability to the CME or any third party for loss of data or profits, failure to realize expected savings, loss of computer time, any direct damages or any special, indirect or consequential damages, whether foreseeable or not.

      Except as set forth in this Article VI, SBF makes no warranties in respect to the Modified Software or the Licensed Materials. SBF disclaims all other warranties or conditions, express or implied, including, but not limited to, warranties of merchantable quality, merchantability or fitness for a particular purpose and those arising by statute or otherwise in law or from a course of dealing or usage of trade.

                    ARTICLE 7 - INTELLECTUAL PROPERTY INDEMNITY

      7.1   DEFENSE OF CLAIMS AGAINST CME.

      SBF agrees that it shall indemnify CME and save it harmless from any and all costs, losses, damages, liability, claims and demands (collectively an "Intellectual

Property Claim") incurred by or made against CME alleging that the exercise by the CME of any of its rights arising from this Agreement infringes any such intellectual property rights. CME will promptly notify SBF of any Intellectual Property Claim that is threatened or brought against CME alleging that the Licensed Software or Licensed Materials infringes any such intellectual property rights. SBF will defend and contest or settle any Intellectual Property Claim, at its sole expense, in its own name and/or in the name of CME and CME will co-operate with and assist SBF to the extent that such co-operation may reasonably be required.

      7.2   DEFENSE OF CLAIMS AGAINST SBF.

      CME agrees that it shall indemnify SBF and save it harmless from an Intellectual Property Claim incurred by or made against SBF alleging that the exercise by the SBF of any of its rights arising from this Agreement infringes any such intellectual property rights. SBF will promptly notify CME of any Intellectual Property Claim that is threatened or brought against the SBF alleging that the CME Enhancements and related documentation infringes any such intellectual property rights. CME will defend and contest or settle any Intellectual Property Claim, at its sole expense, in its own name and/or in the name of the SBF and the SBF will cooperate with and assist CME to the extent that such co-operation may reasonably be required.

      7.3   CLAIM FOR INFRINGEMENT.

      If the Modified Software or Licensed Materials are held by a final judgment of a court of competent jurisdiction or is conceded by SBF in any settlement to constitute an infringement of any intellectual property rights and, as result thereof, the permitted use or modification of the Modified Software or Licensed Materials is prohibited, SBF in addition to honoring the foregoing indemnity, at its sole option and expense, shall forthwith either:
(a) procure from the owner of the intellectual property rights, the right for CME and its Authorized Users to continue the permitted use and modification of the Modified Software or Licensed Materials; or (b) further modify the Modified Software or Licensed Materials, or the infringing part or parts thereof, so that it is non-infringing or replace the same with a substitute of equal quality approved by the CME, acting reasonably, such that the Modified Software or Licensed Materials, or the substitute, shall perform to the same or better level of performance.

      7.4   CLAIM FOR INFRINGEMENT.

      If CME Enhancements and related documentation are held by a final judgment of a court of competent jurisdiction or is conceded by CME in any settlement to constitute an infringement of any intellectual property rights and, as a result thereof, the permitted use or modification of the CME Enhancements and related documentation is prohibited, CME in addition to honoring the foregoing indemnity, at its sole option and expense, shall forthwith either: (a) procure from the owner of the intellectual property rights, the right for the SBF and its Authorized Users to continue the permitted use of the CME Enhancements and related documentation; or (b) modify the CME Enhancements and related documentation, or the infringing part or parts thereof, so that it is non-infringing or replace the same with a substitute of equal quality approved by the SBF, acting reasonably, such that CME Enhancements and related documentation or the substitute shall perform to the same or better level of performance.

      7.5   LIMITATION ON INDEMNITY.

      In any claim for infringement against CME, SBF shall not be liable for any infringement based on the use or combination of the Modified Software (or any element of it) with programs not supplied by SBF if the infringement would have been avoided in the absence of such use or combination.

      In any claim for infringement against SBF, CME shall not be liable for any infringement based on the use or combination of the CME Enhancements (or any element of them) with programs not supplied by CME if the infringement would have been avoided in the absence of such use or combination.

      The foregoing paragraphs of this Article 7 state the entire liability of the parties to each other for any loss and damage whatsoever as a result of the infringement of any intellectual property rights.

                     ARTICLE 8 - LIMITATION OF LIABILITY

      8.1   EXTENT OF LIABILITY OF SBF.

      For any breach or default by SBF of any terms of this Agreement, CME's exclusive remedy shall be the recovery of its direct damages. SBF's liability for damages and regardless of the form or cause of action, whether in contract or in tort, including negligence, shall not, in the aggregate, exceed the amounts paid to SBF by CME for the Modifications.

      8.2   NO LIABILITY FOR CONSEQUENTIAL DAMAGES.

      In no event will either party be liable to the other or have a remedy for the recovery of any special, indirect or consequential or incidental damages, whether foreseeable or not, even if the applicable party has been advised of the possibility thereof including, but not limited to, lost profits, lost revenues, failure to realize expected savings, or other commercial or economic loss of any kind.

      8.3   RESPONSIBILITIES OF CME.

      CME assumes full responsibility for use of the Licensed Software and the Licensed Materials and any information entered, used and stored thereon, including, without limitation, protection of data from viruses, or any unintended modification, destruction or disclosure, and for the accuracy and integrity of the results. SBF assumes no responsibility for CME's negligence or failure to protect data from viruses, or any unintended modification, destruction, or disclosure, or any damages caused by CME's failure to provide properly functioning and compatible hardware, operating systems, or applications software. SBF shall have no liability to CME for errors or defects in the CME Enhancements or to any third party for any damages arising from CME's use of the Licensed Software and the Licensed Materials.

      8.4   RESPONSIBILITIES OF THE SBF.

      SBF assumes full responsibility for its use of any CME Enhancements and any information entered, used and stored thereon, including, without limitation, protection of data from viruses, or any unintended modification, destruction or disclosure, and for the accuracy and integrity of the results. CME assumes no responsibility for SBF's negligence or failure to protect data from viruses, or any unintended modification, destruction, or disclosure, or any damages caused by SBF's failure to provide properly functioning and compatible hardware, operating systems, or applications software.

  ARTICLE 9 - OWNERSHIP OF SOFTWARE AND CME ENHANCEMENTS AND CONFIDENTIALITY

      9.1   ACKNOWLEDGMENT OF OWNERSHIP BY SBF.

      CME acknowledges that the Licensed Software and Licensed Materials are the property of SBF and that the only right which the CME obtains to the Licensed Software and Licensed Materials is the right of use, modification, enhancement and merger of the Licensed Software and Licensed Materials in accordance with and subject to the terms of this Agreement.

      9.2   SBF OWNERSHIP AND USE OF MODIFICATIONS AND CME ENHANCEMENTS.

      During the term hereof, on each anniversary of the Effective Date, CME shall, at its own expense, provide SBF with a copy of all Modifications and CME Enhancements, related documentation, and any other changes made to the Modified Software and Licensed Materials during the previous 12 month period; provided, however, that in the event that SBF and CME have not reached a definitive marketing agreement by September 15, 1997, respecting marketing of the Licensed Software to third parties, SBF's use of the Modifications and CME Enhancements will be limited to use in its own business.

      9.3   CME USE OF SBF ENHANCEMENTS.

      Subject to the terms of this Agreement, CME shall have the right to use any enhancements made by SBF to the Licensed Software, whether made for SBF or another licensee of the Licensed Software, provided that SBF has the legal right to do so and further provided that SBF and CME shall agree on a reasonable fee for such use, which fee shall be determined in good faith.

      9.4   INTELLECTUAL PROPERTY NOTICES.

      CME will ensure that all copyright, patent, proprietary and trade secret notices of SBF will remain on the Licensed Software in an unmodified form, and on all Licensed Materials.

      9.5   CONFIDENTIAL INFORMATION.

      CME acknowledges that the Licensed Software and Licensed Materials contain proprietary and Confidential Information of SBF. CME agrees to safeguard the Licensed Software and Licensed Materials by employing the highest degree of care and diligence that it takes to safeguard its own most confidential information, and such care shall not be any less than would be taken by a reasonable company to safeguard such information. SBF acknowledges that CME may engage, with the prior written approval of SBF, Persons to assist in the modification of the Licensed Software and that CME may disclose the Licensed Software and Licensed Materials to such Persons so long as CME has obtained from them a written agreement to be bound by confidentiality provisions of equal scope to those in this Agreement.

      However, with respect to the Persons listed in Exhibit 5 (which may be amended from time to time by SBF), CME acknowledges that it will need the prior written approval of SBF, which SBF shall not unreasonably withhold, in order to use such subcontractors or any company directly or indirectly affiliated to such subcontractors.

      The parties recognize that a breach of this Section 9.5 by the other party may give rise to irreparable injury to the non-breaching party such that remedies other than injunctive relief may not be adequate. Accordingly, the non-breaching party has the right to seek from the "Tribunal de Grande Instance de Paris" (France) equitable and injunctive relief to prevent the threatened or actual unauthorized use of Licensed Software and Licensed Materials or disclosure of the non-breaching party's Confidential Information.

      9.6   INFORMATION NOT PROTECTED.

      The protection to be accorded to Confidential Information to be disclosed pursuant to this Agreement does not and will not extend to any information for which it can be proved by documentary evidence produced by the receiving party:

            (a) is already known to it or is in its possession before the disclosure pursuant to this Agreement, free from any obligation to keep it confidential;

            (b) is or becomes publicly known through no wrongful act or default of the receiving party;

            (c) is received by a third Person without similar obligations of confidence and without breach of this Agreement;

            (d)  is independently developed by the receiving party;

            (e) is disclosed to a third party by the disclosing party without similar restrictions on that third party's rights of disclosure;

            (f) is approved for release by the prior written authorization of the disclosing party; or

            (g)  constitutes General Know-How.

      9.7   NON-COMPETITION.

      In the event that CME determines to develop another electronic trading system not based on the Licensed Software, CME agrees to give SBF ***** months prior written notice of its intention to develop such system, provided that CME may begin using such new system prior to the expiration of such ***** month period. During such ***** month period, CME may continue to use the Licensed Software and the Licensed Materials for its own use. CME may utilize General Know-How in conjunction with its new development efforts; including, without limitation, a joint development effort in conjunction with another exchange. However, CME may not provide General Know-How to third parties with whom it is not jointly developing a new electronic trading system.

                      ARTICLE 10 - TERM AND TERMINATION

      10.1  TERM AND TERMINATION.

      The term of this Agreement shall commence on the Effective Date and shall continue for 25 years, unless terminated: (a) by the mutual written agreement of the parties; or (b) by an award of the arbitrators rendered pursuant to Section
11.2 for a material breach of the Agreement which remains uncured after 30 days following receipt of notice of such failure from the other party.

      10.2  RETURN MATERIALS.

      On any termination of this Agreement, other than a termination caused by SBF's breach of this Agreement, CME shall return the Licensed Software and Licensed Materials to SBF and shall certify, under the hand of a duly authorized officer of CME, that the original and all copies of the Licensed Software and Licensed Materials have been given up to SBF, all records or copies of the Licensed Software or Licensed Materials in computer memory have been destroyed, and that no copies of any part of the Licensed Software and Licensed Materials, in any form, remain in possession or control of CME.

      10.3  RIGHTS OF ACTION.

      Termination of this Agreement will not affect any right of action of either party arising from anything which was done or not done, as the case may be, prior to such termination taking effect.

                          ARTICLE 11 - GENERAL

      11.1  FORCE MAJEURE.

      Neither party shall be liable for delay or failure in performance, except the payment of money, resulting from acts beyond the control of such party, including, but not limited to Acts of God, acts of war, fire, flood, or other disaster, act of government, strike, lockout, communication line or power failures.

      11.2  GOVERNING LAW; ARBITRATION; AND CHOICE OF JURISDICTION.

            (a) The construction, validity and performance of this Agreement will be governed in all respects by the laws of France.

            (b) Except as may arise pursuant to Section 9.5 hereof, all disputes and claims arising in connection with this Agreement, whether during or after the term hereof, shall be submitted for a final determination to arbitration under the then-current Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC"), as may be modified or supplemented by this Section 11.2. Such arbitration shall be held in Paris, France conducted in the English language. The arbitration panel shall consist of three arbitrators. SBF and CME expressly agree that the arbitrators shall permit each party: (1) to request, and shall compel each party to produce for the other party reasonably in advance of any hearing, any relevant documents, evidence or witnesses; and (2) to call and question any witness, including any expert witness, and to cross-examine any witness called by its opponent. The award of the arbitrators shall be final and shall constitute the exclusive remedy of SBF and CME for all claims, counterclaims, issues or accounting presented or plead to the arbitrators. Each award by the arbitrators shall: (1) be granted and paid in United States Dollars; (2) if such award includes payment from one party to another, include interest at the rate of one percent per month from the date of breach or other violation of the Agreement until the date the award is fully paid; and (3) include the cost of the arbitration and the prevailing party's reasonable attorneys' fees and expenses. Judgment upon the final arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred by the prevailing party in enforcing the arbitral award shall be charged against and paid by the party that resists its enforcement.

      11.3  ASSIGNMENT OR DELEGATION.

      Neither party may assign its rights or delegate its obligations hereunder to any third parties without the prior written consent of the other party.

      11.4  NOTICES.

      Any notice or communication to be given under this Agreement may be effectively given by delivering the same at the addresses listed below or by sending the same by prepaid registered mail or facsimile to the parties at such addresses. Any notice so mailed shall be deemed to have been received on the fifth day next following the mailing thereof provided the postal service is in operation during such time and any notice sent by facsimile shall be deemed to have been received on transmission. The mailing addresses and facsimile numbers of the parties for the purposes of this Agreement shall respectively be:

      IN THE CASE OF SBF:

      SBF Bourse de Paris
      39, rue Cambon
      75001 PARIS, FRANCE
      Attention:  President Directeur General
      Facsimile:  (33 1) 49.27.11.12.

      WITH A COPY TO:

      SBF Bourse de Paris
      39, rue Cambon
      75001 PARIS, FRANCE
      Attention:  Direction Informatique
      Facsimile: (33 1) 49.27.14.16

      IN THE CASE OF THE CME:

      CHICAGO MERCANTILE EXCHANGE
      30 South Wacker Drive
      CHICAGO, ILLINOIS, 60606 U.S.A.
      Attention:  T. Eric Kilcollin, President and Chief Executive Officer
      Facsimile:  (312) 648-3625

      WITH A COPY TO:

      CHICAGO MERCANTILE EXCHANGE
      30 South Wacker Drive
      CHICAGO, ILLINOIS, 60606 U.S.A.
      Attention:  Paul B. O'Kelly, Senior Vice President and General Counsel
      Facsimile:  (312) 930-3323

      Either party may from time to time notify the other, in accordance with the provisions of this Agreement, of any change of address or facsimile number which thereafter, until changed by like notice, shall be the address or facsimile number of such party for all purposes of this Agreement.

      11.5  COMPLETE AGREEMENT.

      This Agreement and the Exhibits attached hereto contain the complete and exclusive statement of the Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, proposals, negotiations, representations or warranties of any kind, whether oral or written.

      11.6  SEVERABILITY.

      If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed from the Agreement and the other provisions will remain in full force and effect.

      11.7  AMENDMENT.

      No provision of this Agreement may be amended, altered or waived except by a further written agreement between the parties.

      11.8  NO WAIVERS.

      No failure on the part of either party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall be considered a waiver of that term or provision and shall not deprive either party of the right to subsequently insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

      11.9  CONSENTS, APPROVALS AND REQUESTS.

      All consents and approvals to be given by a party under this Agreement shall not be unreasonably withheld or delayed, and each party shall make only reasonable requests, under this Agreement.

      11.10 SURVIVAL.

      In the event of the termination or expiration of this Agreement, the provisions of Sections 7.3, Article 8, Article 9, Section 11.2, Section 11.6 and
Section 11.8 shall remain in full force and effect, until such time as the parties mutually agree to the release of the terms thereof.

IN WITNESS WHEREOF, SBF and CME have executed this Agreement as of the Effective Date.



THE CHICAGO MERCANTILE EXCHANGE

By:  /s/ John F. Sandner
    --------------------------------
      Mr. John F. Sandner
      Chairman of the Board



THE CHICAGO MERCANTILE EXCHANGE

By:  /s/ Leo Melamed
    --------------------------------
      Mr. Leo Melamed
      Chairman Emeritus



SOCIETE DES BOURSES FRANCAISES

By:  /s/ Jean-Francois Theodore
    --------------------------------
      Mr. Jean-Francois Theodore
      Chairman and Chief Executive Officer



SOCIETE DES BOURSES FRANCAISES

By:  /s/ Dominique Brutin
    --------------------------------
      Mr. Dominique Brutin
      Senior Executive Vice President

                                    EXHIBIT 1


                                 SBF/GL PROPOSAL

                                    *****


                                     E1-1

                                    EXHIBIT 2


                             SPECIFICATIONS DOCUMENT


                                    *****


                                     E2-1

                                    EXHIBIT 3

                      DESCRIPTION OF HARDWARE CONFIGURATION


                Tandem K Series hardware running NSK-Guardian


                                     E3-1

                                    EXHIBIT 4

                                   CLEARING 21
                  SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT

                                    *****


                                     E4-1

                                    EXHIBIT 5

                           LIST OF RESTRICTED PERSONS

                                    *****


                                     E5-1

                                    EXHIBIT 6

                 DESCRIPTION OF THE CENTRAL SERVICES SYSTEMS

                                    *****


                                     E6-1

                                  AMENDMENT

This is Amendment Number 1 to the Central Services System (NSC) Software License and Development Agreement between Societe des Bourses Francaises ("SBF") and Chicago Mercantile Exchange ("CME"), which became effective on June 5, 1997. The CLEARING 21/NSC Marketing Letter of intent, which also became effective on June 5, 1997, is hereby terminated.

Capitalized terms used but not defined in this Amendment Number 1 shall have the meaning set forth in the Central Services System (NSC) Software License and Development Agreement; or, if any such capitalized term is likewise not therein defined, shall have the meaning set forth in an agreement entitled CLEARING 21 Software Marketing and Distribution Agreement.

This Amendment is effective this 24th day of February, 1998, which is the same effective date as the effective date of the CLEARING 21 Software Marketing and Distribution Agreement. Except as set forth herein, all provisions of the Central Services System (NSC) Software License and Development Agreement shall remain unchanged and in full force and effect.

Article 4 of the Central Services System (NSC) Software License and Development Agreement is hereby amended to conclude with a new Section 4.4, as set forth below.

"4.4  NSC LICENSE FEE.

SBF has accepted certain additional license rights in the CLEARING 21-Registered Trademark- system pursuant to the terms of the aforesaid CLEARING 21 Software Marketing and Distribution Agreement, and certain further license rights as a consequence of the execution simultaneously therewith of Amendment Number 1 to the CLEARING 21 Software License and Development Agreement between SBF and CME dated June 5, 1997. In consideration of the extension of SBF's license rights in the CLEARING 21 system as set forth above, of the special obligations agreed to by CME in section 4.6 of the aforesaid CLEARING 21 Software Marketing and Distribution Agreement relating to the services of a full-time marketing specialist, and of the positive promotional impact that disclosure of CME's decision to adopt the Central Services Systems is anticipated to have on other derivatives exchanges considering licensing of the Central Services Systems from SBF, SBF agrees to pay CME ***** of any gross license fee received by SBF for any license of the Central Services Systems to a derivatives exchange in the United States, and ***** of any gross license fee received by SBF for any license of the Central Services Systems to a derivatives exchange elsewhere in the world."

CHICAGO MERCANTILE EXCHANGE            SOCIETE DES BOURSES FRANCAISES


By /s/ T. Eric Kilcollin               By /s/ Jean-Francois Theodore
   ------------------------------        --------------------------------

Title  President and CEO               Title  President
      ---------------------------            ----------------------------

                                    AMENDMENT

This is Amendment Number 2 to the Central Services System (NSC) Software License and Development Agreement (the "Agreement") between Societe des Bourses Francaises ("SBF") and Chicago Mercantile Exchange ("CME"), which became effective on June 5, 1997. This Amendment is effective this 13th day of July, 1998. Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Agreement. Except as set forth herein, all provisions of the Agreement shall remain unchanged and in full force and affect.

Section 9.2 of the Agreement is hereby amended to read as follows:

      "9.2  SBF OWNERSHIP AND USE OF MODIFICATIONS AND CME ENHANCEMENTS.

      CME acknowledges that all Modifications and CME Enhancements are the exclusive property of SBF. SBF, in its sole discretion, may utilize such Modifications and CME Enhancements as SBF deems appropriate, without any accounting to CME therefor. During the term hereof, on each anniversary of the Effective Date, CME shall, at its own expense, provide SBF with a machine-readable copy of the software, in object and source code format, for all such Modifications and CME Enhancements, related documentation, and any other changes made to the Licensed Software and Licensed Materials during the previous 12 month period."


CHICAGO MERCANTILE EXCHANGE            SOCIETE DES BOURSES FRANCAISES

By /s/ Donald D. Serpico               By /s/ F. G. Hamonic
   ------------------------------        --------------------------------

Title  Exec. V.P., Operations          Title  Senior Exec. V.P.
      ---------------------------            ----------------------------

                                    AMENDMENT

This is the Second Amendment to the Central Services System (NSC) Software License and Development Agreement between Euronext-Paris, the successor of Societe des Bourses Francaises ("SBF") and Chicago Mercantile Exchange Inc., the successor to Chicago Mercantile Exchange ("CME"), which became effective on June 5, 1997. This Second Amendment is executed simultaneous with the Clearing 21 Software Sublicense Agreement between SBF, CLEARNET, CME and the New York Mercantile Exchange Inc. ("NYMEX"), dated January 30, 2001, as well as the Restatement of the Clearing 21 Software Marketing and Distribution Agreement, between SBF, NYMEX and CME, dated January 30, 2001.

Capitalized terms used but not defined in this Second Amendment shall have the meaning set forth in the Central Services System (NSC) Software License and Development Agreement; or, if any such capitalized term is likewise not therein defined, shall have the meaning set forth in an agreement entitled CLEARING 21 Software Marketing and Distribution Agreement.

This Amendment is effective this 30th day of January, 2001. Except as set forth herein, all provisions of the Central Services System (NSC) Software License and Development Agreement shall remain unchanged and in full force and effect.

1. Sections 1.1(d) and 1.1(e) of Article 1 of the Central Services System (NSC) Software License and Development Agreement is hereby amended as follows:

      (d) "Approved Exchanges" means exchanges, trading platforms, or clearing organizations with which CME has, during the term hereof, Cooperation Agreements and any other exchanges, trading platforms, or clearing organizations approved by SBF, which approval shall not be unreasonably withheld.

      (e) "Authorized Users means CME, its member organization and all other Persons duly authorized to trade on the CME, including, without limitation, any member organizations or members of Approved Exchanges that CME has so authorized, solely in connection with their trading activity on the CME in accordance with and defined by the By-laws or rules of the CME."

2. Section 2.1 of Article 2 of the Central Services System (NSC) Software License and Development Agreement is hereby amended as follows:

      "2.1  GENERAL GRANT.

      Subject to the terms and conditions of this Agreement, from the date of this Agreement, SBF grants to the CME and CME accepts, a non-exclusive and non-transferable license to: (a) use the Licensed Software (including the source and object codes) and the Licensed Materials for the trading of: (i) CME listed products and for the trading of the products of Approved Exchanges, by Authorized Users; (ii) U.S. Dollar denominated repurchase agreements involving non-European sovereign debt obligations and (iii) such other products not covered by Subsections (i) or (ii) above which CME and

SBF may mutually agree upon, in writing, subsequent to the Effective Date hereof; and (b) modify and enhance the Licensed Software. The uses permitted by Subsections (a) and (b) above shall be at the location selected from time to time by the CME and on the hardware configuration designated by the CME. The licenses granted by SBF to CME hereunder shall include the right to permit the operation of the Licensed Software and the Licensed Materials by P.M.T. Limited Partnership (an Illinois limited partnership in which CME is the general partner and CME's members and clearing member firms are limited partners). The CME shall provide SBF with written notice of the locations of the designated hardware configuration used by the CME to operate the Licensed Software. Following the 90 day warranty period described in Article 6, CME may modify the hardware configuration."

3. Article 4 of the Central Services System (NSC) Software License and Development Agreement, as amended on February 24, 1998 (Amendment Number 1), is hereby amended to conclude with new Sections 4.5, 4.6 & 4.7, as set forth below.

      "4.5  REPORTING REQUIREMENTS.

      (a) REPORTING OF FEES. Within fifteen calendar days of the end of each calendar quarter beginning with the first calendar quarter in which a payment is due to CME hereunder, SBF shall send CME a written report for such calendar quarter and cumulatively for the calendar year a detailed account of all fees due to CME under this Agreement including: identification of each Sublicensee by name and specific site or location; authorized type/model and number of computers; date of sublicense agreement; date of installation of each such Licensed Software; effective dates of maintenance agreements; effective dates and details of any events that impact or affect fees owed by SBF to CME under this Agreement (e.g., implementation or deployment of the Licensed Software by a third party); and, the breakdown of SBF's and CME's respective shares of fees and charges accrued and paid (expressed in both the currency of payment and in U.S. dollars). Upon request, SBF shall promptly provide CME with copies of all invoices relevant to the calculation of fees due.

      (b) REPORTING OF EXECUTED LICENSE AGREEMENTS. Additionally, SBF shall be required to notify CME in writing of all license agreements executed under this Agreement. Such notification shall occur within fifteen calendar days of the execution of the license agreement and shall include a copy of the fee and payment schedule associated with each such license agreement.

      4.6   PAYMENTS OF FEES.

      Any payment due from SBF to CME under this shall be paid to CME at the date of the quarterly report of fees required by Section 4.5(a). SBF agrees to make payments due hereunder to CME in U.S. dollars, at the then-prevailing exchange rate on the date payment is effected by SBF. If local law or accounting principles require that SBF pay only in response to an invoice, SBF shall prepare an invoice in the appropriate form and forward it to CME for signature and presentation. SBF shall supply sufficient detail to explain its calculation of the payments owing to CME and will provide copies of relevant materials upon request. Failure by SBF to make payments to CME within 45 calendar days of the end of each calendar quarter shall constitute a material breach of this Agreement.

      4.7   RIGHT TO AUDIT RECORDS.

      CME shall have the right, upon reasonable notice, by independent audit and at its own expense, to audit SBF's records as they affect amounts payable to CME under this Agreement. If any such audit results in a determination that there has been an under payment greater than 15% of the payment actually made, then the costs of the audit shall be borne by SBF."

EURONEXT-PARIS


/s/ Jean-Francois Theodore
-----------------------------------
By Mr. Jean-Francois Theodore
Chairman and Chief Executive Officer


CHICAGO MERCANTILE EXCHANGE INC.

/s/ James J. McNulty
-----------------------------------
By Mr. James J. McNulty
President and Chief Executive Officer